Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

FOR IMMEDIATE RELEASE

NASDAQ NOTIFIES CARDIMA IT HAS REGAINED COMPLIANCE WITH LISTING REQUIREMENT

FREMONT, Calif. (December 29, 2004) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the INTELLITEMP® and REVELATION® series of cardiac interventional systems for the treatment of atrial fibrillation (AF), today reported that it has received written notice from Nasdaq dated December 28, 2004, that Nasdaq’s Staff has determined the Company has regained compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) (the “Rule”), which requires that the Company maintain stockholders’ equity of not less than $2.5 million, or $35 million market value of listed securities, or $500,000 of net income from continuing operations.

On November 17, 2004, Nasdaq’s Staff notified the Company that it did not comply with the minimum requirements of stockholder’s equity, or market value of listed securities, or net income from continuing operations requirements for the Rule. Since then, the Company’s market value of listed securities has been $35 million or greater for 10 consecutive trading days. Accordingly, the Nasdaq notice to the Company stated that the Company has regained compliance with the Rule, and the matter is now closed. The continued listing of the Company’s common stock on Nasdaq will depend on the Company’s continued compliance with all of Nasdaq’s listing requirements.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which targets market application by cardiac surgeons to ablate cardiac tissue during heart surgery using radio frequency (RF) energy.

Except for the historical information contained herein, the matters discussed in this press release, including potential future events relating to the listing of the Company’s common stock on Nasdaq, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company will not be able to maintain the listing of its common stock on Nasdaq; the risk that the Company will not be able to raise additional capital when needed to continue operations; the risk that the Company will be unable to obtain U.S. FDA approval for the Company’s PMA for the REVELATION® Tx linear ablation microcatheter system, including uncertainties associated with its ability to revise the study design and collect data acceptable to the FDA; the risk that the approval process for the REVELATION Tx or any other product, including additional clinical trials, will require substantial unanticipated expenses and management attention; the limited number of cases employing the Company’s products and the limited amount of follow-up information involving these cases; uncertainties associated with the Company’s ability to secure distribution partners and its ability to consummate the sale of or other strategic transaction involving its Surgical Ablation System; the possibility of business disruption or unanticipated expenses due to the Company’s staffing reduction and financing efforts; and uncertainties associated with its ability to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for the Company’s products from the marketplace or successfully manufacture, market, sell and distribute its products. Additional risks are set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and Annual Report on Form 10-K for the year ended December 31, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.

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